Exhibit 99.1

Media Contact:	Investor Contact:
Alice Ferreira, 203-578-2610	Terry Mangan, 203-578-2318
acferreira@websterbank.com	tmangan@websterbank.com

Webster Financial Corporation Announces Location Change

for its 2020 Annual Meeting of Shareholders

Annual Meeting to be held in virtual only format

WATERBURY, Conn., April 3, 2020 – Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A. and its HSA Bank division, today announced a change in the location of the 2020 Annual Meeting of Shareholders (the “Annual Meeting”). In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the Annual Meeting will be held solely by remote communication, in a virtual only format. The previously announced date and time of the meeting, April 23 at 4:00 p.m., Eastern Daylight Time will not change.

Shareholders of record as of the close of business on February 26, 2020, the record date, can find additional details regarding participation in the Annual Meeting at www.wbst.com.

Shareholders of record as of the record date can attend the Annual Meeting at www.virtualshareholdermeeting.com/WBS2020 by logging in by entering the 16-digit control number found on the proxy card or voting instruction form previously received. Once admitted, shareholders may submit questions, vote or view Webster’s list of shareholders during the Annual Meeting by following the instructions that will be available on the meeting website. Individuals that were not shareholders of record as of the record date may view a webcast of the meeting by visiting www.virtualshareholdermeeting.com/WBS2020.

The proxy card included with the proxy materials will not be updated to reflect the change in location. Shareholders may continue to use the proxy card to vote their shares of Webster common stock in connection with the Annual Meeting.

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About Webster

Webster Financial Corporation is the holding company for Webster Bank, National Association and its HSA Bank division. With $30.4 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust, and investment services through 157 banking centers and 309 ATMs. Webster also provides mobile and online banking. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and HSA Bank, a division of Webster Bank, which provides health savings account trustee and administrative services. Webster Bank is a member of the FDIC and an equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.